Exhibit 10.1
Annual Bonus Compensation Earned in 2005 and Long-Term Incentive Compensation Earned in 2003-05.
Annual Bonus Compensation Earned in 2005 and Long-Term Incentive Compensation Earned in 2003-05. The Executive Compensation Committee approved the following awards pursuant to the terms of the 2004 Rohm and Haas Company Annual Incentive Plan and the 2004 Long-Term Performance Share Plan and special awards for Dr. Brondeau and Mr. Croisetiere of $83,762 each.

Executive Officer	Annual Awards	2003-05 Long-Term Award
Rajiv L. Gupta, Chairman, CEO and President	$1,437,150	$904,295
Alan E. Barton, Vice President, Coatings	335,049	221,346
Pierre R. Brondeau, Vice President, Electronic Materials	418,811	221,346
Jacques M. Croisetiere, Vice President, CFO	418,811	196,576
Robert A. Lonergan, Vice President, General Counsel and Corporate Secretary	354,650	238,105